TOLL MANUFACTURING AGREEMENT

THIS TOLL MANUFACTURING AGREEMENT (the "Agreement") is made on 19th of December, 2005 ("Effective Date") between ALPHARMA BRANDED PRODUCTS DIVISION INC., a Delaware corporation ("Alpharma"), and PUREPAC PHARMACEUTICAL CO., a Delaware corporation ("Purepac"). Alpharma and Purepac are each individually a "Party" and are collectively the "Parties".

WHEREAS, Alpharma will grant Purepac a non-exclusive, royalty free license to use Alpharma's Intellectual Property to allow Purepac to manufacture Kadian for Alpharma;

WHEREAS, Purepac desires to manufacture and supply Alpharma with certain of Alpharma's requirements of such product; and

WHEREAS, the Parties are willing to carry out the foregoing pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and the payments to be made by Alpharma to Purepac, all as hereinafter set forth, Alpharma and Purepac agree as follows:

1.     Definitions

In this Agreement the following terms shall have the respective meanings set forth below:

"4 Wall Costs" shall mean $**** per blended cost per one thousand (1000) capsules.

"Affiliate" shall mean a legal entity controlling, controlled by or under common control with the Party in question. "Control" means having the right to direct the operation of the business by equity participation and/or contract.

"API" shall mean morphine sulphate meeting the requirements of the Specifications.

"Calendar Year" shall mean one calendar year, starting January 1 of each year.

"Certificate of Conformity" shall mean a document which confirms that the Product conforms with cGMP and other Regulatory Documents.

"cGMP" shall mean the interpretations and industry practices used in connection with 21 CFR ICH Q7 A by the FDA from time to time.

"Confidential Information" shall mean any information and data concerning the Product or any Derivative, including any technical or commercial information, which may come within the knowledge of either Party in connection with its performance under this Agreement, whether orally or in writing, whether learned prior to, on, or after the Effective Date, including, without limitation, any and all trade secrets, inventions, Know-how, designs, formulations, processes, specifications, data, manuals, supplier lists, customer lists, purchase and sales records, marketing information, in each case whether developed by either Party.

"DEA" shall mean the United States Drug Enforcement Agency or any successor agency.

"Derivative" shall mean, any morphine-based NDA product or Section 505(b)(2) product (exclusive of the Product) for which Alpharma may seek manufacture hereunder.

"DMF" shall mean a Drug Master File, a confidential submission containing the information necessary to support use of Product in applications approved by the FDA or any other national, regional or local government or any subdivision or agency thereof.

"FDA" shall mean the United States Food and Drug Administration or any successor agency.

"Governmental Agency" shall mean the FDA, DEA or any state or local government or any subdivision or agency thereof within the Territory.

"Intellectual Property" shall mean Trademarks, trade dress, copyrights, Know-How, Patents, Confidential Information and other intellectual property rights related to Kadian or any Derivative.

"Indemnitee" shall mean the person or persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to Article 23.

"Indemnitor" shall mean the person having the obligation to indemnify the Indemnitee pursuant to Article 23.

"Kadian" means Kadian morphine sulfate extended release capsules.

"Know-how" shall mean all proprietary information, data, processes (including the production process for morphine sulphate) and technology relating to the Product and Derivatives, including the manufacturing process, line extensions and additional dosage forms of the Product, the anti-abuse delivery system and alcohol resistant coating process, whether for use in connection with Kadian or any other pharmaceutical product and any alterations or improvements on such system or process; excluding sustained release technology and any general manufacturing processes presently utilized in the Manufacturing process for the Product (to the extent not covered by a Patent) which is used by Purepac on the date hereof for manufacture of pharmaceutical products other than the Product.

"Liabilities and Damages" shall mean any and all claims, liabilities, actions, suits, proceedings, judgments, orders, fines, penalties, losses, injuries, damages (excluding consequential damages), costs and expenses (including, without limitation, costs of defense, settlements, and reasonable legal fees and expenses) of whatever kind or character, however occurring or arising and regardless of the basis of liability or legal principal involved (including, without limitation, contract, warranty, negligence, strict liability, other tort, violation of law or otherwise).

"Losses" shall refer to "Purepac Losses" or "Alpharma Losses", as referred to in Article 23.

"Manufacture" shall mean the production, packaging and labelling of the Products in a form ready for consumer use and marked with Alpharma's pertinent Trademark(s), such Trademark(s) being at all times the property of Alpharma.

"Patents" means any patents or patent applications relating to any Product or a Derivative now or hereafter held by Alpharma, including without limitation patents as to which Alpharma is a licensee under that certain "Technology Transfer and License Agreement" between FH Faulding & Co. Limited, as licensor and Faulding Pharmaceuticals Inc. (assigned to Alpharma; the "Faulding Patents"), and the patents and patent applications listed in Appendix 3.

"Product" shall mean Kadian as presently manufactured pursuant to the current NDA and any related supplements to the NDA (whether currently effective or approved hereafter).

"Product Facility" or the "Site" shall mean the plant and equipment located at Purepac's plant in Elizabeth, New Jersey which is registered with the FDA to the full extent required.

"Purchase Price" shall have the meaning referred to in Article 16.

"Recall" shall mean a withdrawal of the Product from the marketplace after it has left the possession of the Parties hereto pursuant to an order from the FDA or a reasonable decision by either of the Parties hereto that such recall is necessary to comply with the rules and regulations of the FDA.

"Regulatory Documents" shall include the NDA and such other similar documents used to support the Manufacture, sale and use of Product in applications approved by Governmental Agencies and licenses, certificates or other written approvals issued by Governmental Agencies.

"Specifications" shall mean the specifications for Kadian as are set forth in Appendix 1. Appendix 1 may be amended or supplemented from time to time by Alpharma (including without limitation, amendments or supplements required in connection with any Product or any Derivative), or as required by the FDA, or other orders or regulations of a Government Agency; provided that any amendment in or supplement to the Specifications which is not required by a Government Agency shall be subject to Purepac's consent, which shall not be unreasonably withheld or delayed.

"Trademarks" shall mean the trademarks relating to Kadian or a Derivative now or hereafter held by Alpharma, including without limitation the trademarks listed in Appendix 2.

"Term" shall have the meaning provided in Section 19.1.

"Territory" shall mean the United States and its territories, commonwealths and possessions.

"Test Protocols" shall mean the test protocols set forth in Appendix 5.

"Third Party", and collectively "Third Parties", shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or Governmental Agency or other entity, other than Purepac and Alpharma and their respective Affiliates.

2.     Grant of License

2.1     Alpharma hereby grants to Purepac during the Term of this Agreement a non-exclusive, non-transferable, royalty free license (or, sublicense to the extent Alpharma holds such rights pursuant to the aforesaid Technology Transfer and License Agreement) to use the Intellectual Property for use in or in connection with the Manufacture of Products to be sold to Alpharma pursuant hereto and not for any product otherwise manufactured and/or sold by Purepac whether within or outside the Territory.

2.2     To the extent Alpharma has not already done so, promptly after the date of this Agreement, Alpharma shall make available to Purepac the Intellectual Property not previously furnished to Purepac and which Alpharma determines is necessary for Purepac to perform its obligations hereunder or which Purepac reasonably requests for such purpose. All Intellectual Property previously furnished to Purepac on the subject matter hereof shall be deemed to have been provided pursuant to the terms of this Agreement.

2.3     Purepac recognizes that the Intellectual Property belongs to Alpharma and shall continue to solely belong to Alpharma during and after the Term of this Agreement. Purepac agrees that it will not file for or use a trademark identical to or causing confusion with the Trademarks either within or outside the Territory.

2.4     To the extent any goodwill attached to the rights in and to the Trademarks are deemed to accrue to Purepac, Purepac hereby assigns any and all such rights at such time as they may be deemed to accrue to Alpharma and hereby agrees to execute any and all documents reasonably requested by Alpharma as necessary to accomplish such assignment.

2.5     All labels, tags, packaging and printed matter bearing the Trademarks shall be timely approved by Alpharma and supplied by Purepac.

3.     Supply and Sale of Product

3.1     Manufacture.

3.1.1   During the Term of this Agreement, Purepac agrees to Manufacture at the Product Facility and exclusively sell and deliver the Product to Alpharma for marketing and sale in the Territory in full compliance with the terms of this Agreement.

3.1.2   At Alpharma's option, Purepac will Manufacture and supply any Derivative pursuant to the terms hereof, and upon the exercise of such option any such Derivative shall be considered a Product hereunder, subject only to the Purchase Price for the Derivative being equal to ****. The Parties agree that on January 1, 2009, the 4 Wall Costs shall be adjusted via a multiplier equal to the most recently published manufacturing index for the past calendar year published by the United States Government or such other index as to be agreed upon in good faith by the Parties for the pharmaceutical industry.

3.1.3   Upon Alpharma's prior written consent, not to be unreasonably withheld, Purepac shall have the right, at costs to be borne exclusively by Purepac, to transfer the Manufacture of the Products to an alternate facility ("New Facility"). Any such New Facility shall be subject to the same standards under this agreement as the Product Facility, and Purepac's responsibilities under this agreement shall not be altered due to the transfer. Alpharma agrees that in the event Purepac elects to transfer Manufacture to a New Facility, it shall provide Purepac with all reasonable cooperation necessary (including, but not limited to the performance of bioequivalence studies and other testing, at Purepac's cost) to effectuate such a transfer.

3.2     Alpharma reserves the right to manufacture or have manufactured by Third Parties the Product for sale in the Territory; provided only that Alpharma (i) first satisfy any purchase obligations set forth herein and (ii) give notice to Purepac at least **** prior to the first calendar quarter during which Alpharma intends to reduce its order for the Products by **** percent (****%) from the quantity of the Products Alpharma had ordered in the same calendar quarter in the prior year (the "Reduction Amount") in order for a Third Party to manufacture such Reduction Amount (or greater amount) of the Products for Alpharma. Alpharma's obligations under this Section 3.2 shall be waived but only to the extent of any failure by Purepac to timely deliver Products in accordance with a purchase order issued pursuant to Section 7.2, any breach of this Agreement by Purepac, or any force majeure inability of Purepac to timely supply the Product in the quantities required by this Agreement.

3.3     Alpharma shall market and sell the Product in full conformity with all Regulatory Documents. All other terms and conditions of sale, including without limitation price, shall be at the full discretion of Alpharma.

4.     Regulatory Documents

4.1     The Parties shall reasonably cooperate to submit, in satisfactory form and timely manner consistent with industry standards, such additional Regulatory Documents to the FDA and such other relevant Governmental Agencies as Alpharma finds appropriate. The Regulatory Documents shall be submitted in the name of Alpharma, (or where required by law, in the name of Purepac), with Alpharma acting as exclusive agent.

4.2     Alpharma shall (i) prepare any additional Regulatory Documents in Alpharma's layout, for filing with any Governmental Agency with the cooperation of Purepac (which shall include providing Alpharma access to relevant testing and manufacturing information required for inclusion in such Regulatory Documents), (ii) submit the Regulatory Documents to the relevant Governmental Agency in the Territory, (iii) be responsible for the review and acceptance process of the Regulatory Documents and conduct all correspondence with the Governmental Agency to this effect, (iv) maintain and update the Regulatory Documents when necessary or advisable after Governmental Agency acceptance of the Regulatory Documents is obtained and (v) provide a copy of any accepted Regulatory Documents submitted to the Governmental Agencies and any filed updates concerning changes to Purepac.

4.3     Purepac shall cooperate at Alpharma's request and at Purepac's own expense, with Alpharma in all matters relating to the Regulatory Documents, including any reporting requested or required by any Governmental Agency.

4.4     All rights to the Regulatory Documents belong to Alpharma. Purepac acknowledges and agrees that Alpharma's ownership of the NDA requires the following:

4.4.1   Only Alpharma shall submit documents to Governmental Agencies.

4.4.2   Only Alpharma shall submit any update, variation, supplement or annual update to the NDA to the relevant authorities.

4.4.3   Only Alpharma shall issue letters of authorization/access ("LoA's").

4.4.5   All questions from authorities and customers relating to the NDA shall be directed to Alpharma and Alpharma shall be responsible for any related communications to Purepac, authorities and/or customers.

4.4.5   Purepac shall not contact or respond directly or indirectly to any Governmental Agency with respect to Products and Derivatives unless legally required to do so, or if failure to do so would materially adversely affect Purepac.

4.5     Alpharma hereby grants Purepac for the Term and solely for the purposes of supplying Product to Alpharma in the Territory under this Agreement a non-exclusive, non-transferable, royalty-free license to use all information contained within the Regulatory Documents as is reasonably required to enable Purepac to fulfill its obligations hereunder.

4.6     Alpharma shall have the right, at its discretion during the Term, to identify and contract with additional manufacturers for the Product and to take all action necessary to qualify such additional suppliers with the FDA including without limitation the preparation and filing of all necessary Regulatory Documents. Purepac shall, upon reasonable advance written notice by Alpharma, cooperate with Alpharma in all reasonable manners in connection with the qualification of such additional suppliers, including without limitation any reasonably necessary access to the Product Facility (and in any event only during business hours) and testing and manufacturing information.

5.     Supply and Testing of Components

5.1     Alpharma shall be responsible for selecting the suppliers of all components (API, raw and packaging materials) necessary to produce the Product, consistent with the Specifications and the Regulatory Documents. With respect to the API supplier, in addition to selecting that supplier, Alpharma shall manage the business relationship therewith.

5.2     Purepac shall test all API to ensure that API meets Specifications prior to use for Manufacturing of the Product. The results of such testing shall be available within thirty (30) days of receipt of API by Purepac. Purepac shall promptly report any failure to meet Specifications to Alpharma.

5.3     Purepac and Alpharma shall, from time to time, and in a timely manner, cooperate with each other in all reasonable efforts to obtain the required Regulatory Documents from the DEA to authorize the purchase of API in sufficient quantities to Manufacture at least ****-percent (****%) of the forecasts (both binding and non-binding) submitted by Alpharma pursuant to Section 7.1 for the period to be covered by the authorization being sought from the DEA. Alpharma shall make (and Purepac shall facilitate and participate in) all necessary filings and undertake all discussions with the DEA reasonably necessary or appropriate to obtain the necessary Regulatory Documents. Alpharma shall have the right to review all filings before submission to the DEA and to participate in any discussions with the DEA.

6.     Purepac's responsibilities

6.1     Purepac hereby warrants and undertakes to Alpharma that it shall adhere to the Specifications for the Manufacture, packaging and labeling of the Product and shall comply in all respects with the applicable laws and regulations and the requirements of any Governmental Agency having jurisdiction over such Manufacture, packaging and labeling.

6.2     Purepac hereby warrants and undertakes to Alpharma that, in no event later than one hundred and twenty (120) days following the Closing (as such term is defined in the Stock and Asset Purchase Agreement signed by the Parties of even date herewith), it shall maintain all registrations, permits, licenses, consents and/or approvals from all Governmental Agencies of the Territory in place as of the Closing which are necessary for Purepac to carry out the Manufacture and other obligations of Purepac hereunder with respect to the Product, and shall obtain (with cooperation from Alpharma where reasonably necessary) all such registrations, permits, licenses, consents and/or approvals which shall become necessary during the Term.

6.3     Purepac further warrants and undertakes to Alpharma that it shall, upon request by Alpharma, promptly deliver all documents evidencing the effecting of any of the documentation requirements, registrations, recordals and/or filings stated in Section 6.2 to Alpharma for its inspection and/or retention.

6.4     Purepac at its own cost shall maintain the Product Facility and promptly repair or replace the equipment used to Manufacture the Product as necessary to perform its obligations hereunder in accordance with Purepac's past practice. Purepac is also responsible for all Product Facility costs related to the Manufacture of the Product, including all capital investments required to implement Alpharma's manufacturing process except any future capital investment for equipment that will be dedicated solely to the Manufacture of the Product which, subject to Alpharma's prior written approval, shall be purchased by Purepac but paid for and owned by Alpharma; provided that Alpharma shall not be required to pay for any such dedicated equipment unless (i) such equipment becomes necessary as a result of increased quantities of Products ordered hereunder by Alpharma and then (ii) only if such additional equipment would be necessary if the equipment then at the Product Facility continues to be utilized to Manufacture the Products in the same manner, and for the same periods of time, as it was used immediately prior to the request by Purepac for the purchase of dedicated equipment or (Hi) if such equipment is requested by Alpharma.

6.5     Subject to the fulfillment of its supply obligations hereunder, nothing in this Agreement shall limit Purepac from using the Product Facility and the equipment therein to manufacture products other than the Products.

6.6     Purepac warrants that it will Manufacture the Product in accordance with cGMP, the Specifications, and all applicable laws in order to enable Alpharma to sell the Product in the Territory. Alpharma shall make any final determination with respect to Product disposition. Purepac agrees that if Alpharma requests a change in the Specifications, Purepac will use its reasonably commercial efforts to deliver the Products in conformance with the changed Specifications. If Purepac is unable to deliver the Products in conformance with the changed Specifications Alpharma may terminate this Agreement with six (6) months written notice. In addition Purepac undertakes and warrants that it will, at costs to be borne by Alpharma, alter the Specifications and/or the testing required by this Agreement if such alterations are required by the FDA, or other orders or regulations of any other Government Agency (including pharmacopendial requirements). Purepac shall implement such alterations in time to allow Alpharma to sell the Product on the date that the altered Specifications or testing requirements are to take effect. Alpharma will provide reasonable technical consultation to implement any changes requested or required by this Section.

6.7     Purepac will be responsible for creating and retaining manufacturing, analytical and distribution records, testing materials, undertaking production and quality controls, and analyses relating to the Product and the raw materials (including the API) contained in the Product in accordance with cGMP and shall provide Alpharma access to this information upon reasonable notice to Purepac.

6.8     Purepac will conduct relevant stability studies on Product in accordance with cGMP and the NDA to assure validity of such Product for its shelf-life.

6.9     Purepac will promptly inform Alpharma in writing of any noted incidents occurring or abnormal results found at any time during the Manufacture or testing of the Product or its raw materials (including API) and refrain from any activity that will adversely affect the quality of the Product.

6.10    From and after the receipt of each Annual Forecast Quantity, Purepac shall take all action reasonably necessary to assure that the Product Facility has and will maintain available capacity and ability to timely deliver Products in accordance with the Annual Forecast Quantity. Purepac shall timely deliver Products as required by the Quarterly Delivery Forecast provided for in this Agreement as defined in Article 7. Product shall be shipped to Alpharma (or to a third party facility at Alpharma's direction) no later than **** from the release date for Product on the Certificate of Conformity. All Products so delivered shall be salable in the marketplace pursuant to the Specifications and relevant Regulatory Documents for at least **** after the date of delivery of the Product to Alpharma hereunder. Purepac acknowledges that time is of the essence with respect to Purepac's obligations hereunder and that prompt and timely performance of all such obligations is strictly required for Alpharma in light of its commitments to Third Parties. In the event that Purepac is unable to meet its obligations hereunder, Purepac shall be liable to Alpharma for all reasonable costs of cover incurred by Alpharma. If Alpharma is not able to obtain cover due to the fact that no Third Party is then currently able or authorized to Manufacture the Product, Purepac shall then be liable for Liabilities and Damages actually suffered or incurred by Alpharma.

6.11    Packaging design and the contents of product inserts and labels shall be provided by Alpharma in a timely manner to permit Purepac to meet the delivery requirements set forth in Section 7. Purepac shall package the Product in accordance with the Specifications and all applicable laws. Alpharma may request that certain Product be delivered in bulk without packaging and in the event that Alpharma so requests all packaging costs shall be deducted from the Purchase Price for all Product subject to such request. Materials and products procured by Purepac and used in the Product (excluding materials and products supplied by Alpharma or its designee) shall be suitable for their intended purpose and meet applicable Specifications and quality standards.

6.12   Upon reasonable written notice (in no event less than seven (7) days) of Manufacture of the Product or quality control related to the Product by Purepac to Alpharma, a designated employee of Alpharma shall remain on-site at the Product Facility (or New Facility) as Alpharma's manufacturing coordinator during the course of said manufacturing or quality control ("Alpharma Coordinator"). Purepac shall provide such individual with a reasonably suitable and adequate work environment (commensurate with office and work environment of a Purepac employee at a similar level and pay grade), including reasonable office space and reasonable access to and use of Purepac's facilities. The parties agree that any Alpharma Coordinator shall be required to sign a Confidentiality Agreement (to be negotiated between the parties in good faith) before having access to the Product Facility (or New Facility) as contemplated by this Section 6.12.

6.13    The parties have entered into a Technical (GMP) Agreement in the form as set forth in Appendix 4.

7.     Forecasts and Orders

7.1     On or before **** of each year (except as otherwise mutually agreed), Alpharma shall submit to Purepac in writing Alpharma's non-binding estimate of its desired quantity of production of morphine coated pellets for use in the Products for the next Calendar Year (the "Annual Forecast Quantity").

7.2     Upon the Effective Date and thereafter at least **** prior to the beginning of each calendar quarter, Alpharma shall submit to Purepac in writing:

7.2.1   Alpharma's firm and binding forecast, specifying the quantity (by individual SKU) of Product Alpharma wishes to be available for delivery during the upcoming quarter, together with any instructions for special packaging (the "Quarterly Delivery Forecast") Alpharma's firm and binding Quarterly Delivery Forecast for the upcoming quarter shall represent the minimum quantity that Alpharma agrees to purchase during that quarter. At least **** prior to the beginning of a calendar quarter, Alpharma may, at its option, increase its Quarterly Delivery Forecast for said quarter by placing a written purchase order for an increased amount; provided however that, while Purepac shall use its reasonable efforts to fulfill any such increased order it shall not be obligated to supply an increased order to the extent it exceeds an additional **** percent (****%) of the original Quarterly Delivery Forecast.

7.2.2   Forecasts for each of the **** calendar quarters immediately following the quarter for which a purchase order must be submitted (by SKU) concurrent with the delivery of said Quarterly Delivery Forecast. It is understood that such forecasts constitute an estimate of the future requirements of Alpharma and do not comprise a binding commitment of Alpharma. Alpharma shall use its reasonable commercial endeavors to provide Purepac with accurate forecasts.

7.2.3   All Products shall be purchased by way of submission of purchase orders by Alpharma. Alpharma shall submit a binding purchase order for Products conforming with the Quarterly Delivery Forecast, and setting forth requested delivery dates (which shall not require that any more than **** percent (****%) of the Quarterly Delivery Forecast, adjusted as permitted herein, be delivered in any single month) at least **** prior to the commencement of said calendar quarter. A purchase order will represent a firm commitment by Alpharma to purchase the Products included thereon. Purepac shall accept any purchase order which is ****-percent (****%) or less of Alpharma's Quarterly Delivery Forecast. Within **** of receipt of a purchase order, Purepac shall advise Alpharma whether it is able to fulfill the order and the date of shipment; provided that it shall have no right to object to the quantity or delivery dates requested by Alpharma to the extent such request is within the scope permitted by this Section 7.2. In case Purepac has not replied within the stated time limit, Purepac shall be deemed to have accepted the order as placed.

7.3     Purepac shall advise Alpharma promptly of any event or circumstance that may make Purepac unable to deliver the Product as contemplated by this Agreement. A failure by Alpharma to purchase the Product provided for in any purchase order which Purepac is unable to deliver shall not constitute a breach by Alpharma of any term of this Agreement.

7.4     Purchase orders shall be placed at least **** in advance of the requested delivery date.

7.5     The terms and conditions of this Agreement shall prevail if the terms and conditions stated in Alpharma's purchase order or in Purepac's purchase order confirmations or in any other communication of the Parties relating to any purchase order are inconsistent with these terms and conditions.

7.6     If a shipment from Purepac is delayed more than **** for any reason and the delay causes any shortage of supply to Alpharma's customers, then, without prejudice to Alpharma's other rights and remedies with respect to such failure under this Agreement, and/or at law or in equity, Purepac shall air freight, at its own cost, Product directly to any and all such customers.

7.7     If either Party determines that any of the various time frame requirements found within Sections 7.1 through 7.6 herein materially affect their abilities to perform their respective obligations pursuant to this Agreement, the Parties agree to enter into good faith negotiations with the intent to alter such timing requirements in the best interests of the Parties.

8.     Minimum Purchase Requirements

8.1     During each calendar year, Alpharma shall be required to purchase Products utilizing a minimum quantity of **** percent (****%) of the morphine coated pellets contained in Alpharma's Annual Forecast Quantity applicable to such calendar year.

8.2     ****

8.3     Notwithstanding the notice requirements of Article 7, the minimum quantity of morphine coated pellets required to be purchased by Alpharma in 2006 shall be **** bottles of 100 capsules each, subject to Alpharma's ability to obtain DEA approval for the required amount of morphine.

9.     Manufacturing Samples and Records.

9.1     Promptly upon the completion of the Manufacture and testing by Purepac of each batch of Product, Purepac shall notify and shall provide Alpharma with a written certificate of analysis (the "Certificate of Analysis") setting forth Purepac's results of testing in accordance with the Test Protocols set forth in Appendix 5 and providing Alpharma with a Certificate of Conformity. If requested by Alpharma, Purepac shall provide Alpharma at a location designated by Alpharma with a representative sample of such batch for analysis.

9.2     Purepac shall release the Products on behalf of Alpharma, unless Alpharma, upon prior written notice to Purepac, elects to release the Products itself or via a Third Party. Alpharma will on a regular basis verify the analysis and testing conducted by Purepac in relation to releasing the Products for sale. Purepac will in this connection provide Alpharma with the necessary reports and certificates.

9.3     Alpharma shall have the right to reject the Products, or any part thereof, within thirty (30) days after receipt of shipment of Product (i) if Purepac deviated from cGMP in the manufacturing process for such Product or (ii) where the test results provided in Sections 9.1 and 9.2 demonstrate that the Product is in material non-compliance with the Specifications. Alpharma shall also have the right to reject Products, or any part thereof within thirty (30) working days after Alpharma has actual knowledge of a latent defect, latent deficiency or latent non-conformity. Alpharma shall notify Purepac in writing and the Parties shall endeavor to determine if the delivery in question meets Specifications and if not (a) the cause of the Specification failure and (b) which out of specification action ("OOS-Action") to take. Purepac shall be entitled at all reasonable times to inspect and/or analyze the Product in question. The Parties shall use their best endeavors to resolve any dispute that may arise. If the Parties fail to agree as to whether Product meets Specification or the reason for a failure 'to meet Specifications, the dispute shall be determined by an independent laboratory approved by Alpharma and Purepac using the Test Protocols and the decision of the independent laboratory shall be final and binding on the Parties. Such laboratory's fees shall be borne by the Party against whom the independent laboratory's decision is given. If Purepac agrees or the independent laboratory finds that any delivery of the Product has not complied with the relevant Specifications, Purepac shall replace such delivery with a Product that complies with the Specifications at its sole cost and expense (unless noncompliance is due the API supplied to Purepac by Alpharma's designated API supplier ("Alpharma API Designee"); in such instance all costs and expenses shall be borne by Alpharma).

9.4     With respect to a Product that meets the Specifications, but which otherwise is held by a Governmental Agency to be contaminated or adulterated (through an act or omission of Purepac or while under Purepac's control), Purepac shall make arrangements for the disposal of, or dispose of, such Product in a legal and environmentally safe manner and shall maintain appropriate and required records concerning any such disposal and shall refund in full to Alpharma any purchase price paid by Alpharma for such Product (unless such defect is due to the API supplied to Purepac by the Alpharma API Designee).

9.5     With respect to batches which do not meet the Specifications but which can be brought within the Specifications by reprocessing in accordance with cGMP guidelines and the NDA, Purepac shall replace, or reprocess such batch at its sole cost and expense (unless such defect is due to the API supplied to Purepac by the Alpharma API Designee; in such instance all costs and expenses shall be borne by Alpharma).

9.6     With respect to batches which do not meet the Specifications and which cannot be brought within the Specifications by reprocessing in accordance with cGMP guidelines and the NDA, Purepac shall make alternate arrangements for or dispose of such batches in a legal and environmentally safe manner and shall maintain appropriate and required records concerning any such disposal. The cost and expense of this disposal shall be paid by Purepac (unless such defect is due to the API supplied to Purepac by the Alpharma API Designee; in such instance all costs and expenses shall be borne by Alpharma).

10.     Invention and Discoveries

10.1    Any and all inventions and discoveries, whether or not patentable, arising out of Purepac's activities related to the Product or a Derivative, or process technology related to the manufacture of the Product or a Derivative at any time during the Term of the Agreement, shall belong solely to Alpharma. Purepac shall perform such acts, execute and deliver such instruments and documents, and do such other things as may be reasonably necessary to effect Alpharma's ownership interest in and to any such inventions and discoveries. Alpharma shall grant a non-exclusive, irrevocable, royalty-free license to Purepac for the period of this Agreement for the use of any such invention or discovery to fulfill its obligations hereunder.

10.2   Alpharma shall have the right, but not the obligation, to prepare, file, and prosecute any patent applications and maintain patents with respect to any such inventions or discoveries referred to in Section 10.1. The cost of preparing, filing, and prosecuting any such patent applications and maintaining such patents shall be borne and paid for by Alpharma itself; provided, however, that nothing in this Agreement shall obligate Alpharma to obtain or maintain any such patents. Purepac, if reasonably requested to do so by Alpharma, shall afford all reasonable assistance to Alpharma in the preparation and prosecution of patent applications pursuant to this Article and the reasonable costs of such assistance shall be borne and paid for by Alpharma.

11.    The Intellectual Property

11.1    Purepac shall observe and comply with all reasonable requirements, procedures and directions prescribed by Alpharma with respect to the use and safeguarding of the Intellectual Property. Purepac agrees that unless authorized or required by Alpharma, it will not make or authorize to be made, any use, directly or indirectly, of the Intellectual Property in connection with any articles of any description other than the Products, or in any manner other than as provided for herein.

11.2    Purepac shall in no way represent that it has any ownership in the Intellectual Property and specifically acknowledges that any use of said Intellectual Property during the term of this Agreement has not created and will not hereafter create any right, title or interest therein or thereto other than as provided for in this Agreement. Purepac agrees that it shall at no time during the Term adopt, use, register, purchase or otherwise acquire, without Alpharma's prior written consent, any word, trademark or commercial name which is the same as or confusingly similar to the Trademarks owned or used by Alpharma and that it shall not use any of the Trademarks as a corporate name. For the avoidance of doubt, the previous sentence shall not apply where Purepac's use of a trademark, commercial name or corporate name occurs prior to the use by Alpharma of a Trademark with respect to a Derivative.

11.3    If Purepac becomes aware of (i) the fraudulent imitation of any Product or the infringement or potential infringement or violation of the Intellectual Property; or (ii) any claim that the Manufacture, use or sale of any Product infringes or violates any trademark, the patent or know-how rights of any third party, Purepac shall immediately notify Alpharma and shall assist Alpharma or its authorized representative with respect thereto at the cost of Alpharma. Purepac shall take no steps nor initiate any action to suppress any infringement or violation of the Intellectual Property without Alpharma's prior written authorization. Purepac shall be guided in its actions with respect thereto by the instructions issued by Alpharma. Participation in an action by Purepac at Alpharma's request shall be at Alpharma's sole expense unless the infringement is found to be the fault of Purepac in which case Purepac shall bear the associated expenses.

11.4    Alpharma shall pay the fees necessary to maintain in force the Patents and Trademarks and shall pay the legal fees and incidental expenses arising from the defense or enforcement of the Intellectual Property. Purepac and Alpharma shall co-operate in any such defense or enforcement of the Intellectual Property but shall be controlled by Alpharma. Any amounts payable to Alpharma and/or to Purepac as a result of a settlement, judgment or other resolution of a defense or enforcement action or claim with respect to the Intellectual Property shall be for the sole benefit of Alpharma.

12.    Confidentiality and Non-Compete

12.1    Purepac shall maintain in confidence and shall not disclose to any Third Party or use for any purpose other than under this Agreement, any Confidential Information or Know-how received pursuant to this Agreement for the Term of this Agreement and thereafter for the later of (a) 10 (ten) years or (b) the period of validity of any relevant patents, without the prior written consent of Alpharma provided, however, that such undertakings shall not apply to information which the receiving Party ("Recipient") can demonstrate (w) was in, or enters, the public domain without a breach of this Agreement, (x) was received from a Third Party under no secrecy obligation to the other Party hereto, (y) pertains to general information about chemical manufacturing or processing which is not specific and/or material to the Product or a Derivative (z) it is obligated by law to disclose. Purepac shall utilize Confidential Information and Know-how only in connection with the performance of obligations and enjoyment of rights pursuant to this Agreement and shall take all steps to protect the Confidential Information and Know-how with the same degree of care taken to protect their own confidential or proprietary information, but in no event shall Purepac use less than a reasonable standard of care.

12.2    Purepac may disclose Confidential Information and/or Know-how only to its directors, officers, employees and agents (collectively, the "Agents") who have a reasonable need to know such information for the purpose of the implementation of this Agreement; provided that Alpharma is notified of such disclosures (and the reasons therefore) before such disclosure is made and Purepac will require all such Agents to sign a confidentially agreement acknowledging the obligations created by this Agreement and provide a copy thereof to Alpharma. Purepac agrees to advise all Agents of the obligations arising under this Agreement concerning the treatment of Confidential Information and Know-how and shall be responsible for enforcing the obligations set forth herein both during their employment or agency and after the termination of such employment or agency. Purepac shall keep a list of all Agents who have received Confidential Information and Know-how. Such list shall be sent immediately to the Alpharma upon its request.

12.3    During the Term of this Agreement, Purepac shall not develop, manufacture, market or sell any Product (including without limitation a generic version of the Product other than as may be agreed between the Parties pursuant to Section 24.1) or any product competitive with the Product which would require an NDA or 505(b)(2) filing for marketing nor shall it offer any assistance, or permit any of its employees to offer any assistance to any Third Party (including for this purpose any Affiliate of Purepac) to take any action which Purepac would be prohibited from engaging in pursuant to this Section 12.3. For the purpose of clarification, the prohibitions in this Section 12.3 apply only to Purepac and not to any Affiliate of Purepac.

12.4    During the Term of this Agreement, Purepac agrees that it will not take any action, nor assist any Third Party in taking any action, to invalidate or otherwise restrict or limit the claims of the Patents.

13.    Interruptions

13.1    If Purepac's Manufacturing or supply of the Product may become subject to interruption, for any reason whatsoever, Purepac shall provide Alpharma with immediate written notice of each such anticipated interruption.

13.2    If Purepac's Manufacturing or supply of the Product is actually interrupted, for any reason whatsoever, Purepac shall provide Alpharma with immediate written notice of each such interruption and within three (3) days give Alpharma written notice stating when Purepac shall be able to remedy such interruption. With the regard to the interruption of supply of the Product from Purepac, if such interruption continues for more than twenty (20) consecutive days, Alpharma shall have the option, in its sole discretion, to terminate this Agreement immediately upon written notice, unless such interruption is due to API supplied to Purepac by the Alpharma API Designee (without prejudice to Alpharma's other rights and remedies with respect to such failure under this Agreement, and/or at law or in equity).

14.    Process Modifications

14.1    Purepac shall not make any modifications to any of its manufacturing operations relating to the Product or to raw material sources that would require a modification to any Regulatory Document without the prior written consent of Alpharma which shall not be unreasonably withheld. Once a Regulatory Document has been filed with a Governmental Agency, Purepac agrees to take no action that would invalidate or otherwise jeopardize the information included in such Regulatory Document.

14.2    The Parties have agreed to a document (attached hereto as Appendix 6) which describes the necessary change control procedure and change control specifications to be followed, which cannot be changed unless both parties agree in writing.

15.    Inspections

15.1    Purepac shall upon reasonable prior notice, but in no event more than three (3) times every twelve (12) months, permit Alpharma's designated directors, officers, employees, consultants and agents with full access to all portions of the Product Facility used or related to the Manufacture and testing of the Product and Alpharma shall be permitted to inspect such portions of the Product Facility and records related to the testing of the Product during regular business hours and observe its operation, including all aspects of production and quality control. In addition, Purepac shall permit Alpharma (or its reasonable designated third party auditor that has entered into a confidentiality agreement with Purepac that is reasonably satisfactory to Purepac), upon reasonable prior written notice, to audit Purepac's facilities and records in connection with Alpharma's programs to monitor Alpharma's compliance with Laws (e.g., Sarbanes-Oxley).

15.2    Alpharma shall have the right to inspect and make copies of Purepac's books and records concerning the processing and cost of raw materials for, and the production, testing and quality control of, the Product. Purepac agrees to submit to Alpharma or its designee, at no charge, upon request by Alpharma, a sufficient quantity of free samples of the Product and their raw materials and intermediates, including packaging, labels and other material utilized therewith, to enable Alpharma to perform quality control checks to ensure Purepac's compliance with Alpharma's instructions, standards and specifications.

15.3    Promptly after Alpharma or Purepac receives notice of an inspection of the Product Facility or Product by any Governmental Agency, the relevant party shall give the other Party notice of such inspection(s) and within twenty-four (24) hours after receipt send a copy of any notices or correspondence it receives from any other Governmental Agency relating thereto. To the extent relating to or affecting the Manufacture of the Product, Purepac shall provide Alpharma with a daily summary of inspectional activities and shall forward to Alpharma its proposed reply to the Governmental Agency for prior written approval by Alpharma. Purepac shall not submit a response to a Governmental Agency without Alpharma's prior written approval.

16.    Price

16.1   The "Purchase Price" for the Product shall be equal to ****. The Parties agree that on January 1, 2009, the 4 Wall Costs shall be adjusted via a multiplier equal to the most recently published manufacturing index published by the United States Government or such other index as to be agreed upon in good faith by the Parties for the pharmaceutical industry.

16.2   Raw material costs shall be based upon the amount of raw materials actually contained in the Product delivered to Alpharma at the average net cost paid by Purepac for such materials during the **** calendar quarters immediately preceding the calendar quarter during which the Product is delivered to Alpharma, multiplied by **** to take into consideration normal yield loss in Manufacturing. 4 Wall Costs shall remain constant until December 31, 2008. Alpharma shall have reasonable access to the financial records of Purepac during normal business hours to confirm the propriety of the raw material costs being utilized in the calculation of Purchase Price.

17.   Payment

17.1   Upon delivery of the Product to Alpharma, Purepac shall invoice Alpharma for the Purchase Price.

17.2   If Alpharma fails to pay an invoice price within **** after receipt (or upon satisfaction of any bona fide claim or inquiry with respect to such invoice), Purepac shall be entitled to an additional payment of interest on the outstanding amount owed at the rate of the lesser of one-half of one percent (0.5%) per month or the maximum amount provided by applicable law.

18.   Force Majeure

18.1   Subject to Section 18.4 below, neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement to the extent such failure or delay both: (i) is caused by any of the following: acts of war, terrorism, civil riots or rebellions; quarantines, embargoes and other similar unusual governmental action; extraordinary elements of nature or acts of God or other event or condition outside the reasonable control of the Party subject to such failure or delay; and (ii) could not have been prevented by the non-performing Party's reasonable precautions or commercially accepted processes. An event meeting both of the criteria set forth in (i) and (ii) is referred to as a "Force Majeure Event". The Parties expressly acknowledge that Force Majeure Events do not include the regulatory acts of governmental agencies in the ordinary course or the non-performance of subcontractors or third party suppliers of the non-performing Party, unless such failure or non-performance by a subcontractor or third party suppliers is itself caused by a Force Majeure Event. Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail, and such Party continues to attempt to recommence performance or observance to the greatest extent possible without delay.

18.2   Upon the occurrence of a Force Majeure Event or such other interruption as set forth in Article 13, the Parties agree to discuss the matter within forty-eight (48) hours and if, and the extent to which, performance by the affected Party may be resumed.

18.3   Alpharma shall be relieved from any obligations hereunder, including any minimum purchase requirements, during the existence of any Force Majeure Event or other interruption of supply as set forth in Article 13 and during such further period of time and for such amounts of Product as Alpharma, using commercially reasonable purchasing practices, issued orders for the Products to a Third Party.

18,4   Notwithstanding any other provision of this Agreement, a Force Majeure Event shall obligate and require Purepac to perform its obligations under the Disaster Recovery Plan (as defined in Section 18.5) within the time period described therein.

18.5   Purepac shall apply Purepac's business continuity and disaster recovery plans to its obligations to Manufacture and deliver the Product hereunder. An outline and executive summary of Purepac's business continuity and disaster recovery plan is attached hereto as Appendix 7 (such outline and summary, along with any modifications or additions mutually agreed to by the Parties, plus all of Purepac's supporting detailed documentation and plans as contemplated by the provisions of this Section 18.5, the "Disaster Recovery Plan"). The Disaster Recovery Plan shall: (i) be designed to resume as soon as practicable all Purepac's critical business operations notwithstanding the occurrence of a crisis; (ii) specify procedures and frequency of testing; and (iii) shall be, and shall be maintained, consistent with then-current generally accepted industry standards.

19.   Term and Termination

19.1   This Agreement shall remain in effect until December 31, **** ("Term"). This Agreement may be terminated, without recourse to any court:

a.     By either Party upon notice to the other Party, with immediate effect, in the event of:

(i)   an assignment by the other Party for the benefit of creditors;

(ii)   the admitted insolvency of the other Party;

(iii)   the institution of voluntary or involuntary proceedings by or against the other Party in bankruptcy, insolvency, moratorium or for a receivership, or for a winding-up or for the dissolution or reorganization of the other Party (other than a solvent reorganization); or

(iv)   the taking of any action by the other Party under an act for relief from creditors.

b.     By Alpharma, in the event an FDA inspection of the Product Facility results in an inability to deliver Products as required by this Agreement or an inability to obtain approvals for Derivatives and Purepac is unable to thereafter deliver the Product or obtain the relevant approvals within ****.

c.     By Alpharma, immediately upon written notice, if it, in good faith, determines that it would be unreasonable to sell Products Manufactured at the Product Facility as a result of Purepac's noncompliance with cGMP or other requirements of law.

d.     By Alpharma with **** written notice if it has reasonably determined that it is no longer commercially viable to sell the Product.

e.     This Agreement may be terminated upon **** written notice to the other Party in case of a material breach (such notice specifying the material breach), unless such breach is curable and is cured or the Parties have reached agreement on a plan to achieve a cure of such breach prior to the end of such **** notice period, provided however, that in the event that either Party disputes whether the material breach is subject to cure during such **** period, the Agreement shall not be terminated and the Parties shall follow the dispute resolution provisions set forth in Article 24.

20.     Effect of Termination

20.1   Upon the expiration or termination of this Agreement, Purepac shall promptly return to Alpharma all Regulatory Documentation and other Confidential Information including all copies and shall immediately discontinue any further use thereof as well as the use of Alpharma's name and Intellectual Property.

20.2   Except to the extent any Section expressly survives termination or as stated below in Section 20.4, upon termination of this Agreement for any reason, and subject to any rights or obligations that have accrued prior to termination, neither Party shall have any further obligation to purchase or supply the Product under this Agreement.

20.3   Upon expiration or termination of this Agreement by Alpharma or Purepac for whatever reason, Alpharma shall have the option to purchase any stores of materials used in the Manufacture of the Product and/or Product that meets the Specifications held by Purepac at the time of such expiration or termination of this Agreement, and the price shall be Purepac's net asset value of such materials and the Purchase Price for the Product; provided that Alpharma shall have the obligation to purchase all stores of materials (except materials which can reasonably be used for other products in the normal course of the operations of Purepac) and Products if this Agreement is validly terminated (i) by Purepac under Section 19.1(a), (ii) upon an Alpharma breach under Section 19.2(b), or (iii) under Section 19.1 (d).

20.4   The following Articles shall survive termination: 10 (Inventions and Discoveries), 11 (The Intellectual Property), 12 (Confidentiality), 20 (Effect of Termination), 22 (Warranties), 23 (Liability), 24 (Governing Law) and 27 (Miscellaneous).

21.   Title and Risk of Loss

21.1   Purepac shall transfer to Alpharma good and marketable title to the Product and its packaging, free and clear of all liens and encumbrances. Title and risk of loss in and to any Product and its packaging shall pass to Alpharma at the time of delivery to Alpharma at the location designated by Alpharma.

22.   Warranties and Recall

22.1   Purepac warrants that (i) the Product will be Manufactured in accordance with cGMP and any applicable regulatory requirements, and, will comply in all respects with all applicable laws with respect to the manufacture and the sale of the Product as contemplated in this Agreement; and (ii) at the time of delivery of the Product, the Product will comply with the Specifications. Purepac shall deliver the Product FOB to locations designated by Alpharma, but in no event to locations outside the United States or its territories.

22.2   In the event a Product is scrapped during the Manufacturing process or is otherwise not able to be sold to Third Parties or is recalled as a result of a breach of Purepac's warranty contained in Section 22.1 (a) (unless such breach is caused by ****), Alpharma shall not pay for such Product, or if such payment has already been made pursuant to Article 17, such payment shall be refunded by Purepac and (b) Purepac shall pay for the reasonable costs of any Recall.

22.3   Purepac and Alpharma each warrant to the other that it has all rights and authority necessary to perform its respective obligations under this Agreement.

23.   Liability

23.1   Alpharma shall indemnify and hold harmless Purepac and its officers, directors, employees, agents, successors and assigns from any and all Liabilities and Damages actually suffered or incurred by any of them (hereinafter "Purepac Losses") in connection with Third Party claims arising out of or resulting from Alpharma's performance of, or failure to perform, its obligations under this Agreement, the inherent nature of the Product, the infringement of any third party patent by Manufacture or sale of the Product, or Alpharma's negligence, willful misconduct, or breach of any term of this Agreement, other than those Purepac Losses arising out of or resulting from Purepac's negligence, willful misconduct, or breach of any term of this Agreement.

23.2   Purepac shall indemnify and hold harmless Alpharma and its officers, directors, employees, agents, successors and assigns from any and all Liabilities and Damages actually suffered or incurred by any of them (hereinafter "Alpharma Losses") in connection with third party claims arising out of or resulting from Purepac's performance of, or failure to perform, its obligations under this Agreement, or Purepac's negligence, willful misconduct, or breach of any term of this Agreement, other than those Alpharma Losses arising out of or resulting from Alpharma's negligence, willful misconduct, or breach of any term of this Agreement.

23.3   An Indemnitee shall promptly give the Indemnitor notice of any matter ("Third Party Claims") which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, the method of computation thereof, and the basis for the claim, all with reasonable particularity.

23.4   The obligations and liabilities of an Indemnitor under this Article 23 are contingent upon the following additional terms and conditions:

If an Indemnitee receives notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such claim and shall permit the Indemnitor, at its option, to assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of its choice (which counsel shall be reasonably satisfactory to Indemnitee) if it gives prompt notice of its intention to do so to the Indemnitee. The failure of the Indemnitee to give notice as provided herein shall not relieve the Indemnitor of its obligations under this Agreement, except to the extent that such failure results in a lack of actual notice to the Indemnitor and such Indemnitor is prejudiced as a result of such failure to give notice.

If the Indemnitor exercises its right to undertake the defense against such Third Party Claim as provided above, the Indemnitee shall reasonably cooperate with the Indemnitor and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitor does not exercise its right to undertake the defense of any Third Party Claim and the Indemnitee is, directly or indirectly, conducting the defense against such Third Party Claim, at the Indemnitor's expense, the Indemnitor shall reasonably cooperate with the Indemnitee in such defense and make available the same kind of information as is reasonably required by the Indemnitee. If the Indemnitor exercises its right to undertake the defense against such Third Party Claim, and the Indemnitee in good faith determines that the Indemnitee has available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnitor in respect of such claim or litigation relating thereto, the Indemnitee shall have the right at all times to take over and assume control over the defense, settlement, negotiation, or litigation relating to any such claim at the sole expense of the Indemnitor.

23.5   Notwithstanding anything to the contrary in this Agreement, no Third Party Claim may be settled by the Indemnitee without the prior written consent of the Indemnitor.

23.6   Each Party to this agreement will obtain, at their own cost and expense, obtain and maintain in full force and effect the following insurance commencing on the date hereof and continuing for a period of **** following termination of this Agreement for any reason ("Insurance Term"): (1) Commercial general liability insurance with per-occurrence and general aggregate limits of not less than $**** ("Commercial Liability Insurance"); (2) Products and completed operations liability insurance with per occurrence and general aggregate limits of not less than $**** ("Product Insurance"); (3) Statutory Workers' Compensation and Employer's Liability Insurance with an amount not less than $**** including excess liability coverage; (4) Professional Services Errors & Omissions Liability Insurance with per claim and aggregate limits of not less than $**** covering sums that Purepac becomes legally obligated to pay as damages resulting from claims made by Alpharma for errors or omissions committed in the conduct of the services outlined in the Agreement. With respect to the Commercial Liability Insurance and Product Insurance, Purepac shall amend its policy(ies) to name Alpharma as an additional named insured, commencing on the date hereof and continuing for the Insurance Term. Purepac shall provide to Alpharma at least thirty (30) days prior written notice of any cancellation, termination or relevant material change in such insurance coverage. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than **** following the termination or expiration of this Agreement. In lieu of insurance, either Party may substitute a self insurance program ("Self Insurance") upon written notice to the other Party together with information demonstrating the adequacy of such program. Such Self Insurance must be acceptable to the other Party as evidenced by a written affirmation to that effect.

24.   Authorized Generics

24,1   Upon the request of Purepac, the parties will, commencing at least **** prior to such time as **** will be available for generic manufacture and sale under the FDA Act (as such term is defined in the Stock and Asset Purchase Agreement signed by the Parties of even date herewith), or earlier, upon the filing by a third party of an abbreviated new drug application to the FDA (as such term is defined in the Stock and Asset Purchase Agreement signed by the Parties of even date herewith) for approval of the manufacture and/or sale of **** under Section 505(j)(A)(vii)(IV) of the FDA Act, enter into good faith negotiations for the license by Alpharma to Purepac of such rights as would be necessary for Purepac to be the exclusive authorized generic manufacturer and seller of ****.

24.2   Alpharma shall use commercially reasonable efforts to **** the **** to Purepac solely for use in the manufacture and sale of an AB rated generic version of ****. In the event that Alpharma is unable to obtain such right, Alpharma agrees to negotiate in good faith with Purepac the terms and conditions of an agreement whereby the related ANDA (as such term is defined in the Stock and Asset Purchase Agreement signed by the Parties of even date herewith) would be transferred to Alpharma and Purepac would become the exclusive toll manufacturer and distributor of the generic version of **** for Alpharma on economic terms and conditions satisfactory to Purepac. The Parties agree that, in the event such an agreement is entered into between the Parties, the costs of any litigation and resulting judgments related to such generic version of ****, including any costs related to **** litigation, shall be borne by Purepac.

25.   Governing Law and Arbitration

25.1   This Agreement shall be construed and interpreted in accordance with, and its performance shall be governed by, the substantive laws of New Jersey irrespective of its choice of law rules.

25.2   The Parties shall attempt to resolve any dispute arising out of, including its existence, validation and termination or relating to the implementation of this Agreement through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party written notice of a request for such consultation. On proposal of a Party and consent of the other Party, the dispute may also be mediated by a Third Party designated by the Parties.

25.3   If a dispute not involving Intellectual Property (which term, for the purpose of this Section 25.3 only, shall have the meaning provided in the Stock and Asset Purchase Agreement signed by the Parties of even date herewith) still cannot be resolved within thirty (30) days following the date on which the notice provided for in Section 24.2 is given, either Party shall have the right to refer the dispute to, and be finally resolved by, arbitration in New Jersey in accordance with the Arbitration Rules of the American Arbitration Association for the time being in force, which rules are deemed to be incorporated by reference in this clause. The decision or award of the Tribunal shall be final and binding upon both Parties, shall not be appealable, and shall be enforceable in any court of competent jurisdiction.

25.4   Sections 24.3 and 24.4 above do not hinder either party from seeking injunctive or similar equitable actions against the other party in a court of competent jurisdiction in case of a breach of this Agreement when appropriate.

24.5   During the period in which a dispute is being resolved, except for the matter in dispute, the Parties shall in all respects continue their implementation of, and adherence to, this Agreement.

26.   Cooperation and Assignment

26.1   Each Party will reasonably cooperate with the other in the performance of their respective obligations hereunder, including but not limited to the collection and supply of data and in taking other actions reasonably necessary to obtain and maintain all permits and permissions necessary to the performance of this Agreement.

26.2   Purepac shall not assign, charge, sub-contract or otherwise deal in any or all of its rights and/or obligations hereunder (herein collectively called "Assignment") without the prior written consent of Alpharma, except Purepac shall have the right to assign to Affiliates or in connection with the sale of all or substantially all of the assets of the business. In the event of any Assignment by Purepac, unless expressly agreed otherwise between the Parties, Purepac shall remain primarily liable for performance of this Agreement. Alpharma may assign any part of or the entire Agreement to Alpharma Inc. or any of its Affiliates or any other party which purchases all or substantially all of the business or assets of Alpharma without the consent of Purepac.

26.3   Notwithstanding anything in this Agreement to the contrary, Alpharma has the right to cause one or more of its Affiliates, including without limitation Alpharma Inc., to order and sell the Product, provided that such action shall not limit or diminish Alpharma's duties pursuant to this Agreement.

27.   Notices

27.1   Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when hand-delivered by one Party to an officer (or his designee) of the other Party, or upon delivery when sent by overnight express mail (e.g., Fed Ex) for next business day delivery to the address noted below, or on the third business day after mailing when mailed, postage prepaid, by certified mail, return receipt requested, addressed as follows:

If to Purepac, addressed to:

Purepac Pharmaceutical Co.
14 Commerce Drive
Cranford NJ 07016
Attention: President US Generics

with a copy to:

Purepac Pharmaceutical Co.
14 Commerce Drive
Cranford NJ 07016
Attention: US General Counsel

If to Alpharma, addressed to:

Alpharma Branded Products Division Inc.
One New England Avenue
Piscataway, NJ 08854
Attention: President

with a copy to:

Alpharma Inc.
One Executive Drive
Ft. Lee, NJ
Attention: Chief Legal Officer

or to such other address or addresses as may be specified from time to time in a written notice given by such Party. The Parties shall acknowledge in writing the receipt of any such notice delivered in person. Notwithstanding the foregoing, routine instructions, requests, directions and notices dealing with day to day operations under this Agreement may be given in such manner to such persons as may be agreed by the Parties is reasonable and practicable.

28.   Miscellaneous

28.1   Entire Agreement. This Agreement, of which the Appendices are a part, constitutes, with respect to the matters set forth herein, the full understanding of the Parties, a complete allocation of risks between them, and a complete and exclusive statement of the terms and conditions of their agreement and supersedes all prior agreements between the Parties, whether written or oral, relating to the same or similar subject matter. No conditions, usage of trade, course of dealing or performance, or understanding or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the Party to be bound; and no modification shall be deemed to have been made by the acknowledgment or acceptance of any purchase order, acknowledgement, or other form containing terms or conditions at variance with, or in addition to, those set forth in this Agreement.

28.2   Binding Effect. The covenants, agreements, terms, and conditions contained in this Agreement shall apply to, inure to the benefit of, and be binding upon, the Parties hereto and upon their respective Affiliates, subsidiaries, heirs, executors, administrators, assigns, and successors in interest.

28.3   No Waiver. No waiver by either Party with respect to any breach or default, and no waiver of enforcement of any right or remedy, and no course of dealing shall be deemed to constitute (i) a waiver of a subsequent breach or default of the same or a different provision; (ii) a waiver of subsequent enforcement of any right or remedy, or (iii) a continuing waiver of any kind, unless such waiver is expressed in writing and signed by the Party to be bound.

28.4   Severability. In case any provision or part thereof not material to this Agreement shall be declared invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions and parts of this Agreement shall not in any way be affected or impaired thereby.

28.5   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

28.6   Interpretation. The word "including" shall not limit a more general preceding phrase and the word "hereof' shall refer to this Agreement as a whole.

28.7   Customer Contact. Purepac shall not have direct contact with Alpharma's customers unless authorized by Alpharma.

28.8   Relationship between the Parties. Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent between Alpharma and Purepac or their respective Affiliates; nor shall the Parties be deemed joint ventures for any purpose whatsoever. The Parties agree that the relationship created by this Agreement is that of independent contractors.

28.9   Headings. Headings of particular Articles and Articles in this Agreement are inserted only for convenience and are in no way to be construed as part of this Agreement or a limitation of the scope of the particular Articles or Articles to which they refer.

IN WITNESS WHEREOF, Purepac and Alpharma have caused this Agreement to be duly signed in duplicate originals by their duly authorized representatives as of the day and year first above written.

Purepac Pharmaceutical Co

By: /s/ John W. LaRocca
Name: John W. LaRocca
Title: Secretary

Alpharma Branded Products Division Inc.

By: /s/ Robert F. Wrobel
Name: Robert F. Wrobel
Title: Secretary